EX-3(ii)

                              ARTICLES OF AMENDMENT

                                       OF

                               ENERGY OPTICS, INC.


Pursuant to Article 13 of the Business Corporation Act, Section 53-13-1 et. seq. N.M.S.A. 1978 of the State of New Mexico, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation: 1. The name of the corporation is ENERGY OPTICS, INC.

2. The following Amendments of the Articles of Incorporation were adopted by the shareholders of the corporation on August 25, 1979 I the manner prescribed by the New Mexico Business Corporation Act: (a) Article IV was amended to re: The corporation shall have the authority to issue 10,000,000 shares common stock with a par value of one mil ($.001) per share. The corporation shall have only one class of stock, which shall be common stock. Fractional shares may be issued. (b) Article IX was amended to re: Shares may be issued for such consideration as may from time to time be fixed by the Board of Directors under authorizations of the shareholders. In the absence of fraud, the judgment of the Board of Directors as to the value of the consideration received for such shares shall be conclusive. 3. The number of shares of the corporation outstanding at the time of such adoption was 1,360; and the number of shares entitled to vote thereon was 1,360. 4. All of such shares were common shares.

5. The number of shares voted for such amendment was 1188; and the number of shares voted against such amendment was 0. Dated: August 25, 1980

                                                   ENERGY OPTICS, INC.
                                                   BY:   /S/ Edward N. Laughlin
                                                   EDWARD N. LAUGHLIN, President
STATE OF NEW MEXICO            )
                               )  ss.
COUNTY OF ROOSEVELT            )

I, Mickey D. Barnett, a notary public, do hereby certify that on this 25th day of August, 1980, personally appeared before me Edward N. Laughlin, who, being by me first duly sworn, declared that he is the President of Energy Optics Inc., that he signed the foregoing document as President of the corporation, and that the statements therein contained are true.

                                                           /S/ Mickey D. Barnett

                                                          NOTARY PUBLIC
STATE OF NEW MEXICO            )
                               )  ss.
COUNTY OF ROOSEVELT            )

I, Mickey D/ Barnett, a notary public, do hereby certify that on this 25th day of August, 1980, personally appeared before me Richard D. Howell, who, being by me first duly sworn, declared that he is the Secretary of Energy Optics Inc., that he signed the foregoing document as Secretary of the corporation, and that the statements therein contained are true.

                                                           /S/ Mickey D. Barnett

                                                          NOTARY PUBLIC